Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AL BLACKWATER, LLC

BLACKWATER MIDSTREAM HOLDINGS LLC

AMERICAN MIDSTREAM PARTNERS, LP

and

BLACKWATER MERGER SUB, LLC

Dated as of December 10, 2013

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS1

Section 1.1	Certain Defined Terms1
ARTICLE II THE MERGER11

Section 2.1	The Merger11

Section 2.2	Closing; Effective Time11

Section 2.3	Effects of the Merger12

Section 2.4	Certificate of Formation; Limited Liability Company Agreement12

Section 2.5	Officers12

Section 2.6	Calculation of Closing Payments12

Section 2.7	Merger Consideration12

Section 2.8	Timing of Equity Rollover13

Section 2.9	Post-Closing Sale13

Section 2.10	Earnout13

Section 2.11	Payment of Additional Equity Consideration15

Section 2.12	Conduct of the Business15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF AMID AND MERGER SUB15

Section 3.1	Organization and Existence15

Section 3.2	Authority and Approval15

Section 3.3	No Conflict; Required Filings and Consents16

Section 3.4	Solvency16

Section 3.5	Ownership and Operations of Merger Sub17

Section 3.6	Common Units17

Section 3.7	Litigation18

Section 3.8	Brokers18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEWCO AND BLACKWATER18

Section 4.1	Organization and Existence18

Section 4.2	Authority and Approval19

Section 4.3	No Conflict; Required Filings and Consents19

Section 4.4	Capitalization; Title to Membership Interests in Blackwater20

Section 4.5	Subsidiaries and Joint Ventures20

Section 4.6	Financial Statements; Undisclosed Liabilities21

Section 4.7	Distributions and Cash Reserves22

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Section 4.8	Internal Control Over Financial Reporting22

Section 4.9	No Adverse Changes22

Section 4.10	Licenses; Permits23

Section 4.11	Litigation; Laws and Regulations23

Section 4.12	Properties23

Section 4.13	Intellectual Property24

Section 4.14	Tax Matters24

Section 4.15	Environmental Matters25

Section 4.16	Material Contracts26

Section 4.17	Employees27

Section 4.18	Employee Benefits27

Section 4.19	Insurance29

Section 4.20	Brokers29
ARTICLE V CERTAIN COVENANTS29

Section 5.1	Conduct of Business29

Section 5.2	Access and Information31

Section 5.3	Reasonable Efforts; Additional Actions31

Section 5.4	No Shop32

Section 5.5	Public Announcements 32

Section 5.6	Acknowledgements32

Section 5.7	Subsequent Actions32

Section 5.8	Tax Matters33

Section 5.9	Financial Statements35
ARTICLE VI CONDITIONS TO AMID’S OBLIGATION TO CLOSE35

Section 6.1	Representations, Warranties and Covenants35

Section 6.2	No Blackwater Material Adverse Effect36

Section 6.3	Closing Certificates36

Section 6.4	Injunctions or Restraints36

Section 6.5	Closing Payment Calculations36

Section 6.6	Financing36

Section 6.7	Termination of 401(k) Plan37

Section 6.8	Employee Matters37

Section 6.9	Indebtedness37

Section 6.10	FIRPTA Certificate37

Section 6.11	ArcLight Guaranty37

Section 6.12	Ancillary Agreements37
ARTICLE VII CONDITIONS TO NEWCO’S AND BLACKWATER’S OBLIGATION TO CLOSE37

Section 7.1	Representations, Warranties and Covenants38

Section 7.2	Closing Certificates38

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Section 7.3	Injunctions or Restraints38

Section 7.4	Governmental and Regulatory Approvals38

Section 7.5	Employee Matters38
ARTICLE VIII INDEMNIFICATION39

Section 8.1	Survival39

Section 8.2	Indemnification39

Section 8.3	Limitations Regarding Indemnification40

Section 8.4	Indemnification Procedures41
ARTICLE IX TERMINATION42

Section 9.1	Termination42

Section 9.2	Procedure and Effect of Termination43
ARTICLE X GENERAL PROVISIONS43

Section 10.1	Fees and Expenses43

Section 10.2	Amendment and Modification43

Section 10.3	Extension43

Section 10.4	Waiver43

Section 10.5	Notices44

Section 10.6	Interpretation45

Section 10.7	Entire Agreement45

Section 10.8	No Third-Party Beneficiaries45

Section 10.9	Governing Law45

Section 10.10	Assignment; Successors46

Section 10.11	Enforcement46

Section 10.12	Currency46

Section 10.13	Severability46

Section 10.14	Waiver of Jury Trial46

Section 10.15	Counterparts46

Section 10.16	Electronic Signature47

Section 10.17	Time of Essence47

Section 10.18	No Presumption Against Drafting Party47

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Exhibit 2.1

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A – Form of Certificate of Merger

Schedules

Schedule 2.5 – Officers
Schedule 2.7(a) – Rollover Consideration
Schedule 2.7(b) – Base Equity Consideration
Schedule 2.9(a) – Blackwater Maryland Consideration

Blackwater Disclosure Schedules
Schedule 4.1 – Organization and Existence
Schedule 4.3(a) – No Conflict; Required Filings and Consents
Schedule 4.3(b) – Consents
Schedule 4.4(c) – Capitalization; Title to Membership Interests in Blackwater
Schedule 4.5 – Subsidiaries and Joint Ventures
Schedule 4.6(a) – Audited Financial Statements
Schedule 4.6(b) – Blackwater Financial Statements
Schedule 4.6(d) - Indebtedness
Schedule 4.10(a) – Material Permits
Schedule 4.12 – Properties
Schedule 4.14 – Tax Matters
Schedule 4.16(b) – Material Customer/Supplier Contracts
Schedule 4.18(a) – Employee Benefit Plans
Schedule 4.18(g) – Liabilities Resulting from Contemplated Transactions
Schedule 4.18(h) – Post-Employment/Post-Reitrement Employee Benefits
Schedule 4.18(i) – Employee Benefits Resulting from Contemplated Transactions
Schedule 4.18(j) – Nonqualified Deferred Compensation Plans
Schedule 4.19 – Insurance

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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2013, is by and among AL Blackwater, LLC, a Delaware limited liability company (“Newco”), Blackwater Midstream Holdings LLC, a Delaware limited liability company (“Blackwater”), American Midstream Partners, LP, a Delaware limited partnership (“AMID”), and Blackwater Merger Sub, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of AMID (“Merger Sub”).
RECITALS

A.AMID, as the sole member of American Midstream, LLC, which is the sole member of Merger Sub, and the members of Blackwater and the Board of Managers of Blackwater, have (i) determined that the merger of Merger Sub with and into Blackwater upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) is advisable and fair to, and in the best interests of, the respective companies and their respective members, and (ii) approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, pursuant to the AMID Partnership Agreement (as defined below), Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable.
B.Upon the consummation of the Merger, Blackwater will be the Surviving Company (as defined below) of the Merger.
C.The Conflicts Committee has previously (i) received a fairness opinion from its financial advisor as to the consideration to be paid by AMID to the members of Blackwater pursuant to the Merger and (ii) found the Merger to be fair and reasonable to, and in the best interest of, AMID and the public holders of Common Units, and recommended that the board of directors (the “Board of Directors”) of American Midstream GP, LLC (“AMID GP”), approve the Merger and this Agreement, and, subsequently, the Board of Directors has approved the Merger and this Agreement.
D.Certain members of management of Blackwater Midstream (the “Management Holders”) have agreed to enter into Rollover Agreements wherein they will contribute Class A Interests (as hereinafter defined) to AMID immediately prior to the Closing (as hereinafter defined) in exchange for Common Units of AMID.
AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

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Section 1.1
DEFINITIONS
Section 1.2    Certain Defined Terms    . For purposes of this Agreement:
“Additional Equity Consideration” means the Blackwater Maryland Consideration and the Earnout Consideration.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Aggregate Indemnity Threshold” has the meaning set forth in Section 8.3(a).
“Agreement” has the meaning set forth in the preamble.
“AL Blackwater Note” means that certain Promissory Note, dated as of October 7, 2013, by and between Blackwater and Newco.
“AMID” has the meaning set forth in the preamble.
“AMID GP” has the meaning set forth in the recitals.
“AMID Material Adverse Effect” means, a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of AMID or Merger Sub, taken as a whole or (ii) the ability of AMID or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“AMID Partnership Agreement” has the meaning set forth in Section 3.6(a).
“AMID Protected Parties” has the meaning set forth in Section 8.2(a).
“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement in connection with this Agreement or the transactions contemplated hereby, including the ArcLight Guaranty, the Rollover Agreements and the Certificate of Merger and any customary closing certificates.
“Applicable Law” means any federal, state, local, municipal or other administrative rule, constitution, law, ordinance, Permit, principle of common law, regulation, statute or treaty or any judicial, administrative or arbitration order, award, judgment, writ, injunction, directive or decree that relates to a party in a particular context.
“Arbitrating Accountant” has the meaning set forth in Section 2.10(c).

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“ArcLight Guaranty” means a guaranty provided by ArcLight Energy Partners Fund V, L.P. of Newco’s indemnification obligations set forth in Section 8.2(a).
“Audited Financial Statements” has the meaning set forth in Section 4.6(a).
“Auditor” has the meaning set forth in Section 5.9.
“Barclays Bridge Loan” means that certain Credit Agreement dated as of October 7, 2013 among Newco, as Borrower, the lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.
“Base Equity Consideration” means the Initial Merger Consideration less the value of the Rollover Consideration.
“Blackwater” has the meaning set forth in the preamble.
“Blackwater Assets” means the assets owned, leased, or operated on the Closing Date by any of the Blackwater Entities.
“Blackwater Disclosure Schedules” has the meaning set forth in Article IV.
“Blackwater Employees” means the employees of the Blackwater Entities who are employed as of immediately prior to the Closing.
“Blackwater Entity” means, all or any, as applicable, of Blackwater, Blackwater Investments, Inc., a Delaware close corporation, Blackwater Midstream, Blackwater New Orleans, L.L.C., a Louisiana limited liability company (“Blackwater New Orleans”), Blackwater Georgia, L.L.C., a Georgia limited liability company, Blackwater Maryland, L.L.C., a Maryland limited liability company (“Blackwater Maryland”), and Blackwater Harvey, LLC, a Delaware limited liability company (“Blackwater Harvey”).
“Blackwater Financial Statements” has the meaning set forth in Section 4.6(b).
“Blackwater Harvey Financial Statements” has the meaning set forth in Section 2.10(a).
“Blackwater Maryland Consideration” has the meaning set forth in Section 2.9(a).
“Blackwater Maryland Financial Statements” has the meaning set forth in Section 2.9(b).
“Blackwater Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Blackwater Entities or the Blackwater Assets, taken as a whole or (ii) the ability of either Blackwater or Newco to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

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“Blackwater Midstream” means Blackwater Midstream Corp., a Nevada close corporation.
“Blackwater Plans” has the meaning set forth in Section 4.18(a).
“Board of Directors” has the meaning set forth in the recitals.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.
“Cancelled Interests” has the meaning set forth in Section 2.3.
“Cash” means cash and cash equivalents as determined in accordance with GAAP. For the avoidance of doubt, cash shall be calculated net of issued but uncleared checks and drafts and shall include checks and other wire transfers and drafts deposited or available for the account of such Person.
“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Claims” means any and all claims, demands, suits, losses, arbitrations, causes of action, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), judgments, diminution in value, monetary damages, fines, fees, Taxes, Liens, assessments, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); however, excluding special, punitive, exemplary, consequential or indirect damages, except to the extent a party is required to pay such damages to a third party in connection with a matter for which such party is entitled to indemnification under Article VIII.
“Class A Interests” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Blackwater, made and entered into on the 9th day of October 2012.
“Class B Interests” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Blackwater, made and entered into on the 9th day of October 2012.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).

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“Closing Balance Sheet” has the meaning set forth in Section 2.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means efforts which are commercially reasonable to enable a Person, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Person to sell any assets, pursue any litigation, or pay, incur, convey, endure, or deliver any material monetary payments or other form of consideration, whether tangible or intangible, including any property, detriment, debt, right, license, obligation, waiver or release.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means common units representing limited partner interests in AMID.
“Conflicts Committee” means the Conflicts Committee of the Board of Directors of AMID GP.
“Contract” means any contract, agreement, commitment, arrangement or understanding, whether written or oral and whether express or implied.
“Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Costs” means the sum of the initial $2,500,000 purchase price and any capital expenditures associated with the development of the Blackwater Harvey site, including, without limitation, rehabilitation, clean-up, dock, and tank expenditures, but not including maintenance capital expenditures or ongoing operating expenses of the Blackwater Harvey site.
“DLLCA” has the meaning set forth in the recitals.
“DRULPA” has the meaning set forth in the recitals.
“Earnout Consideration” has the meaning set forth in Section 2.10(a).
“Earnout Period” has the meaning set forth in Section 2.10(a).
“EBITDA” means, with respect to the applicable calculation period, the net income before interest, income taxes, depreciation and amortization of Blackwater Harvey, in each case calculated in accordance with GAAP. In calculating EBITDA, no addition or deduction shall be taken for: (i) non-recurring expenses, including but not limited to those related to corporate transactions; (ii) non-cash expenses, including but not limited to equity-based

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compensation and asset retirement obligations; (iii) any gains resulting from any write-up of any assets or any loss resulting from any write-down or impairments; and (iv) hedging or other similar activities; provided, further and for the avoidance of doubt, in calculating EBITDA, the net income (or net loss) shall specifically include deductions for any general and administrative expenses and corporate overhead of any Blackwater Entity or any of their Affiliates that is allocated to or realized by Blackwater Harvey. The calculation of EBITDA, including deductions for any general and administrative expenses and corporate overhead allocated to Blackwater Harvey, will be subject to audit and review by Newco in accordance with the procedures set forth in Section 2.10(b).
“EBITDA Calculations” has the meaning set forth in Section 2.10(b).
“Effective Time” has the meaning set forth in Section 2.2(b).
“Employment Agreement” means, with respect to each Management Holder, that certain Employment Agreement, to be executed prior to the Closing, by and between such Management Holder and AMID GP.
“End Date” has the meaning set forth in Section 9.1(b).
“Environmental Laws” means any Applicable Law of any Governmental Authority relating to (i) the protection, preservation or restoration of the environment or the protection of the public health and safety (including, air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, or disposal of Hazardous Substances, in each case as in effect at the date hereof.
“Environmental Liabilities” shall mean any and all Claims, environmental response costs (including costs of clean-up, remediation, investigation and monitoring), damages, natural resource damages, costs and expenses (including any remedial, removal, response, abatement, clean-up, investigation, rights to contribution under CERCLA), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under any Contracts, monitoring costs, settlements, consulting fees, expenses, penalties, fines, orphan’s share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities arising out of, incurred, imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of non-compliance with or any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Blackwater Assets prior to the Closing Date or (b) pursuant to any Claim or Proceeding by a Governmental Authority or any other Person for damages, personal injury, property damage, damage to natural resources, remediation, investigation, monitoring, response or compliance costs to the extent arising out of any Environmental Laws which is attributable to the ownership or operation of the Blackwater Assets prior to the Closing Date.

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“Environmental Permits” means all licenses, Permits, approvals, consents, orders, certificates, registrations and other authorizations issued or granted by or filed with Governmental Authorities under Environmental Laws.
“ERISA” has the meaning set forth in Section 4.18(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Fundamental Representations” has the meaning set forth in Section 8.1(a).
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.
“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“Indebtedness” means, without duplication: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services; (iii) indebtedness evidenced by any Lien, note, bond, debenture, mortgage or other debt instrument or debt security; (iv) obligations under any interest rate, currency or other hedging agreement; (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (vi) all capitalized lease obligations as determined under GAAP; (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above; (viii) all obligations for any deferred compensation or accrued incentive compensation or under any severance plan, bonus plan, employment agreement or other plan, Contract or other arrangement with any other Person, including any obligations which are payable or become due as a result of the transactions contemplated herein; and (ix) for clauses (i) through (vii) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.
“Indebtedness Payoff Amount” means the amount required to extinguish all Indebtedness of the Blackwater Entities (except as set forth on Blackwater Disclosure Schedule 4.6(d)(ii)) as of the Closing Date.

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“Indemnified Party” has the meaning set forth in Section 8.1(c).
“Indemnifying Party” has the meaning set forth in Section 8.1(c).
“Individual Indemnity Threshold” has the meaning set forth in Section 8.3(a).
“Initial Merger Consideration” means $30,744,290.04 plus (i) all interest, payments, fees, and expenses associated with the Barclays Bridge Loan and (ii) any scheduled amortization payments made on the Blackwater Entities’ Indebtedness with JPMorgan Chase Bank, N.A., in each case during the period from December 1, 2013 through the Closing Date, less all interest associated with the AL Blackwater Note from October 7, 2013 through the Closing Date.
“Insurance Policies” has the meaning set forth in Section 4.19.
“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.
“Knowledge” means, in the case of AMID or Merger Sub, the actual knowledge of Stephen W. Bergstrom, Daniel Campbell, Matthew Rowland, and William Mathews, and, in the case of Newco or Blackwater, the actual knowledge of Michael D. Suder, Dale T. Chatagnier, Francis A. Marrocco, and Donald St. Pierre, in each case after reasonable inquiry.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, condition, charge, equitable interest, option, indenture, easement, or encumbrance of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Loan Facilities” means the following term loan facilities: (i) $5,800,000 revolving line of credit note dated July 10, 2013 between Blackwater Harvey and JPMorgan Chase Bank, N.A. and (ii) $2,800,000 revolving line of credit note dated July 10, 2013 between Blackwater New Orleans and JPMorgan Chase Bank, N.A.
“MB Audited Financial Statements” has the meaning set forth in Section 5.9.

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“MB Blackwater Financial Statements” has the meaning set forth in Section 5.9.
“Management Holders” has the meaning set forth in the recitals.
“Material Contracts” has the meaning set forth in Section 4.16(a).
“Material Customer/Supplier Contracts” has the meaning set forth in Section 4.16(a).
“Membership Interests” means all of the Class A Interests and Class B Interests issued and outstanding immediately prior to the Closing Date.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Initial Merger Consideration, plus the Indebtedness Payoff Amount, plus the Additional Equity Consideration (if any).
“Merger Sub” has the meaning set forth in the preamble.
“Net Cash” means the aggregate amount of cash generated or loss incurred by Blackwater Maryland during the period between the Closing Date and the date of such Sale Transaction (which amount may be negative), as reflected on the Blackwater Maryland Financial Statements; provided, however, that if there is more than one Sale Transaction during the Post-Closing Sale Period, Net Cash for any subsequent Sale Transaction shall be calculated for the period between the previous Sale Transaction and such Sale Transaction.
“Newco” has the meaning set forth in the preamble.
“Newco Protected Parties” has the meaning set forth in Section 8.2(b).
“Notice” has the meaning set forth in Section 10.5.
“Objection Notice” has the meaning set forth in Section 2.10(b).
“Order” means any order, judgment, writ, injunction, determination, award, or decree of or from any Governmental Authority.
“Permits” means any permit, approval, consent, authorization, license, variance or permission required by a Governmental Authority under any Applicable Law for the conduct of business as it is now being conducted by any party hereto.
“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Blackwater Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law) or which are being contested in good faith through appropriate proceedings and, for those existing on August 31, 2013, for which

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adequate reserves in accordance with GAAP are reflected on the Blackwater Financial Statements; (ii) immaterial defects and irregularities in title, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Blackwater Assets to which they pertain or Blackwater’s or Newco’s ability to perform its obligations hereunder; and (iii) Liens for Taxes that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, for those existing on August 31, 2013, for which adequate reserves in accordance with GAAP are reflected on the Blackwater Financial Statements.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Period” has the meaning given in Section 5.8(c).
“Post-Closing Sale Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.
“Pre-Closing Period” has the meaning given in Section 5.8(c).
“Proceeding” or “Proceedings” means any action, suit, pending settlement, proceeding, audit, investigation or other legal proceeding of any kind or nature by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Producing Unit” has the meaning set forth in Section 4.12(b)
“Qualified EBITDA” means (i) the product of 8 and the trailing twelve-month EBITDA less (ii) Costs (as defined above).
“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration of any Hazardous Substance into the indoor or outdoor environment, or into or out of any property or facility.
“Representatives” means, with respect to any Person, officers, directors, managers, members, general partners, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.
“Rollover Agreement” means, with respect to each Management Holder, that certain Contribution and Rollover Agreement, to be executed prior to the Closing, by and between such Management Holder and AMID, pursuant to which such Person has agreed to rollover all of such Person’s Class A Interests in Blackwater in exchange for equity in AMID rather than exchanging it for Cash.
“Rollover Consideration” means 125,500 Common Units.

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“Sale Transaction” has the meaning set forth in Section 2.9(a).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Solvent” has the meaning set forth in Section 3.4.
“Straddle Period” has the meaning set forth in Section 5.8(c).
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Surviving Company” has the meaning set forth in Section 2.1.
“Target” has the meaning set forth in Section 2.10(a).
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties or additions thereto, whether disputed or not, payable to any Governmental Authority in respect thereof, and including any obligations to indemnify or otherwise assume or succeed to the liability therefor of any other Person.
“Tax Return” means any return, declaration, report, statement, election, claim for refund, information return or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes, including any amendment thereof.
“Termination Agreement” means, with respect to each Management Holder, that certain Agreement of Termination of Employment Agreement, to be executed prior to the Closing, by and between such Management Holder and Blackwater Midstream.
“Transfer Taxes” has the meaning set forth in Section 5.8(b).
“United States” means the United States of America.
“Westwego Property” has the meaning set forth in Section 4.12(b).
Section 1.3
THE MERGER

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Section 1.4    The Merger    . Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DLLCA, Merger Sub shall be merged with and into Blackwater pursuant to which (a) the separate limited liability company existence of Merger Sub shall cease, (b) Blackwater shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue its existence under the Applicable Law of the State of Delaware as a wholly owned Subsidiary of AMID, and (c) all of the properties, rights, privileges, powers and franchises of Blackwater and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of Blackwater and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Company.
Section 1.5    Closing; Effective Time    .
(a)    The closing of the Merger and the transactions contemplated hereby (the “Closing”) will be held on the Business Day which is three (3) Business Days after each of the conditions precedent set forth in Article VI and Article VII have been satisfied or waived by the party or parties entitled to the benefit thereof, other than those conditions which by their nature are only capable of being satisfied at the Closing (the “Closing Date”).
(b)    As soon as practicable on the Closing Date, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The time on the Closing Date when the Merger shall become effective is herein referred to as the “Effective Time”.
Section 1.6    Effects of the Merger    . The Merger shall have the effects provided for herein and in the applicable provisions of the DLLCA. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Membership Interests or the holders of any interests in Merger Sub, the Membership Interests outstanding immediately prior to the Effective Time (other than the Cancelled Interests) shall be automatically converted into and shall thereafter represent the right to receive the Merger Consideration, payable without interest. Any Membership Interests acquired by AMID or Merger Sub pursuant to the Rollover Agreements (the “Cancelled Interests”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
Section 1.7    Certificate of Formation; Limited Liability Company Agreement    . From and after the Effective Time, (a) the certificate of formation attached to the Certificate of Merger, shall be the certificate of formation of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law and (b) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law.

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Section 1.8    Officers    . From and after the Effective Time, the officers of the Surviving Company shall be the officers set forth on Schedule 2.5 until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.9    Calculation of Closing Payments. No later than one (1) Business Day before the Closing Date, Newco will deliver to AMID (i) its calculation of the estimated Initial Merger Consideration and (ii) the Indebtedness Payoff Amount. If AMID disputes the estimated Initial Merger Consideration or the Indebtedness Payoff Amount prior to the Closing Date, then AMID, Newco, and their respective representatives will negotiate in good faith to resolve any such dispute on or prior to the Closing Date.
Section 1.10    Merger Consideration    . The aggregate consideration to be paid by AMID in respect of the Merger shall be the Merger Consideration. On the Closing Date:
(a)    AMID shall pay the Rollover Consideration to the Management Holders by issuing the number of Common Units set forth on Schedule 2.7(a) to each such Management Holder;
(b)    AMID shall pay the Base Equity Consideration to the holders of Membership Interests in the amounts set forth on Schedule 2.7(b) by wire transfer in immediately available funds to the accounts specified by each such holder; and
(c)    AMID shall pay the Indebtedness Payoff Amount to Blackwater by wire transfer in immediately available funds to the account specified by Blackwater.
Section 1.11    Timing of Equity Rollover    . For the avoidance of doubt, except as provided in Section 5.8(e), the parties hereto acknowledge and agree that the contribution of Membership Interests to AMID pursuant to the Rollover Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.
Section 1.12    Post-Closing Sale    .
(a)    If AMID sells, conveys or otherwise transfers any of the assets or equity interests in Blackwater Maryland (a “Sale Transaction”) prior to the termination of the Post-Closing Sale Period, AMID shall pay additional consideration in an amount equal to the gross proceeds received by AMID in such Sale Transaction, plus (i) Net Cash, less (ii) the transaction costs and other expenses incurred by AMID or its Affiliates in connection with such Sale Transaction (the “Blackwater Maryland Consideration”). The Blackwater Maryland Consideration, if any, shall be paid to holders of Membership Interests in accordance with the percentages set forth on Schedule 2.9(a).
(b)    In the event there is a Sale Transaction prior to the termination of the Post-Closing Sale Period, AMID shall prepare and deliver to Newco within 45 days after the closing of such Sale Transaction the balance sheet and related statements of income, retained earnings and cash flows of Blackwater Maryland for the period between the Closing Date and the date of such Sale

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Transaction (the “Blackwater Maryland Financial Statements”), together with AMID’s calculation of Net Cash and such documentation of transaction costs associated with such Sale Transaction as Newco may reasonably request. The Blackwater Maryland Financial Statements and Net Cash shall be computed in accordance with GAAP.
Section 1.13    Earnout    .
(a)    For five years following the Closing Date or until the Target is reached, if earlier (the “Earnout Period”), AMID shall prepare and deliver to Newco within 45 days after each month-end the balance sheet and related statements of income, retained earnings and cash flows of Blackwater Harvey for each trailing twelve-month period through December 31, 2018 (in each case, the “Blackwater Harvey Financial Statements”), together with a calculation of EBITDA for such period determined from the respective Blackwater Harvey Financial Statements for such period. The Blackwater Harvey Financial Statements and calculations of EBITDA shall be computed in accordance with GAAP. If the calculation of EBITDA for any trailing twelve-month period during the Earnout Period exceeds $5,000,000 (the “Target”), AMID shall prepare a calculation of Qualified EBITDA and pay additional consideration in an amount equal to the lesser of 50% of Qualified EBITDA or $5,000,000 (the “Earnout Consideration”). The Earnout Consideration, if any, shall be paid to Newco.
(b)    During the 30 days immediately following Newco’s receipt of each of the Blackwater Harvey Financial Statements and the corresponding calculation of EBITDA or Qualified EBITDA (as and if applicable, collectively, the “EBITDA Calculations”) and, if any item or amount with respect thereto is disputed pursuant to an Objection Notice (as defined below), until the Arbitrating Accountant (as defined below) makes its final decision pursuant to Section 2.10(c), AMID shall, and shall cause Blackwater to, (i) assist Newco in the review of such Blackwater Harvey Financial Statements and the corresponding EBITDA Calculations and provide Newco and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Blackwater for purposes of their review of such Blackwater Harvey Financial Statements and the corresponding EBITDA Calculations, and (ii) cooperate with Newco and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of such Blackwater Harvey Financial Statements and the corresponding EBITDA Calculations as is reasonably requested by Newco or its representatives. Newco may dispute the accuracy of any item or amount set forth in any of the Blackwater Harvey Financial Statements and the corresponding EBITDA Calculations once after each consecutive twelve-month period beginning the Closing Date (each such period, a “Twelve-Month Period”) by providing written notice to AMID within 30 days after AMID’s delivery to Newco of the Blackwater Harvey Financial Statements and the corresponding EBITDA Calculations for the last month of the applicable Twelve-Month Period (an “Objection Notice”). Each Objection Notice shall describe in reasonable detail the nature and amount of any item or amount disputed in the Objection Notice. Any item or amount with respect to which no dispute is properly raised in an Objection Notice pursuant to this Section 2.10(b) will be final, conclusive and binding on the parties hereto.

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(c)    In the event that Newco properly provides an Objection Notice in accordance with Section 2.10(b) and AMID and Newco cannot agree on the final Blackwater Harvey Financial Statements and the EBITDA Calculations subject to such Objection Notice for any period within 10 days after the delivery of such Objection Notice, AMID and Newco will submit their respective final calculations of the items in dispute (including any adjustments the parties wish to make as a result of negotiations up to the date of such submission) to (i) an arbitrating accountant mutually acceptable to AMID and Newco (the “Arbitrating Accountant”) or (ii) if AMID and Newco are unable to agree upon such accountant, then AMID and Newco shall each select one such accountant and those two accountants shall select a third arbitrating accountant, in which event “Arbitrating Accountant” shall mean such third arbitrating accountant. The Arbitrating Accountant will review such final calculations, and with respect to each disputed item, make a selection as to which of the disputed items presented to it is, in the aggregate, more accurate (selecting one of such items without interpolation or adjustment). The decision of the Arbitrating Accountant will be made in accordance with the terms of this Agreement. The decision of the Arbitrating Accountant will be made within 20 days after being engaged, or as soon thereafter as reasonably practicable, and will be final and binding on the parties hereto. The costs and expenses of the Arbitrating Accountant will be paid by the party whose proposed EBITDA Calculations for the applicable period is the furthest amount from such EBITDA Calculations as calculated by the Arbitrating Accountant. AMID and Newco will make available to the Arbitrating Accountant all reasonably relevant books and records relating to the calculations submitted and all other information reasonably requested by the Arbitrating Accountant.
Section 1.14    Payment of Additional Equity Consideration    . AMID may, in its sole discretion, make payments of Additional Equity Consideration due under Section 2.10 in cash or through the issuance Common Units, or a combination thereof. All payments of Additional Equity Consideration in cash will be made by wire transfer or delivery of other immediately available funds to the accounts designated in writing by Newco or the Management Holders, as applicable, within 30 days following the final determination of the amount of such Additional Equity Consideration.
Section 1.15    Conduct of the Business    . During the Earnout Period, AMID shall (and shall cause the Blackwater Entities to), in good faith, conduct the business of the Blackwater Entities in the ordinary course and AMID shall not act or cause its Affiliates to act in a manner primarily intended to reduce or avoid the payment of any Additional Equity Consideration.
Section 1.16
REPRESENTATIONS AND WARRANTIES
OF AMID AND MERGER SUB
AMID and Merger Sub each hereby represents and warrants to Newco and Blackwater as follows:
Section 1.17    Organization and Existence    . AMID is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited partnership power and authority to own, lease and operate its

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properties and assets and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
Section 1.18    Authority and Approval    .
(a)    Each of AMID and Merger Sub, as applicable, has full limited partnership or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by AMID and Merger Sub of this Agreement and the consummation by AMID and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership and limited liability company action on the part of AMID and Merger Sub, respectively. No other Proceedings on the part of AMID or Merger Sub are necessary to authorize their execution, delivery or performance of this Agreement or their consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by AMID and Merger Sub, and assuming this Agreement constitutes the valid and binding agreement of Newco and Blackwater, this Agreement constitutes the legal, valid and binding agreement of AMID and Merger Sub, enforceable against AMID and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity, and any implied covenant of good faith and fair dealing.
(b)    The Board of Directors, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and AMID and (ii) submitted this Agreement and the Merger to AMID, as the sole member of American Midstream, LLC, which is the sole member of Merger Sub.
(c)    AMID GP, in its individual capacity and in its capacity as general partner of AMID, and in such latter capacity, for and on behalf of AMID, in its capacity as the sole member of Merger Sub, at a meeting duly called and held or by written consent in accordance with DLLCA, adopted this Agreement.
Section 1.19    No Conflict; Required Filings and Consents    .
(a)    The execution, delivery and performance by Merger Sub and AMID of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    Violate, conflict with any of, result in any breach of, or require an unobtained consent of any Person under, the terms, conditions or provisions of the certificates of formation or limited partnership, limited liability company or limited

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partnership agreement, or equivalent governing instruments of Merger Sub or AMID, as applicable;
(ii)    Conflict with or violate any provision of any Applicable Law; or
(iii)    Conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any unobtained consent, authorization or approval under, any indenture, mortgage, Contract, commitment, license, concession, Permit, lease, joint venture or other instrument to which Merger Sub or AMID is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have an AMID Material Adverse Effect.
(b)    Other than in connection with or in compliance with the Exchange Act, neither Merger Sub nor AMID is required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Merger Sub or AMID of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of Merger Sub or AMID, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
Section 1.20    Solvency    . Assuming (a) satisfaction of the conditions to AMID’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, (b) the accuracy of the representations and warranties of Newco and Blackwater set forth herein, (c) any estimates, projections or forecasts of the Blackwater Entities have been prepared in good faith based upon assumptions that were and continue to be reasonable, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (e) payment of all related fees and expenses, each of AMID and Surviving Company will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they

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mature” means that such Person and its Subsidiaries on a consolidated basis will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 1.21    Ownership and Operations of Merger Sub    . As of the date of this Agreement, all of the interests of Merger Sub are validly issued and outstanding, and, to the extent applicable, fully paid and nonassessable. All of the issued and outstanding interests of Merger Sub are, and on the Closing Date will be, owned indirectly by AMID. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.
Section 1.22    Common Units    .
(a)    The issuance by AMID of the Common Units comprising the Rollover Consideration and the limited partner interests represented thereby: (i) has been duly authorized by AMID pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of AMID, dated as of August 9, 2013 (the “AMID Partnership Agreement”); (ii) when issued and delivered in accordance with the terms of this Agreement and the AMID Partnership Agreement, will be validly issued, fully paid (to the extent required by the AMID Partnership Agreement) and, with respect to the limited partner interests, nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the (A) AMID Partnership Agreement, (B) DRULPA, (C) the Rollover Agreements and (D) under other applicable state and federal securities laws.
(b)    AMID’s currently outstanding Common Units are listed on the New York Stock Exchange, and AMID has not received any notice of delisting.
(c)    On the Closing Date, the Common Units issued as the Rollover Consideration will have those rights, preferences, privileges and restrictions governing the currently outstanding Common Units (as defined in the AMID Partnership Agreement), as applicable, as set forth in the AMID Partnership Agreement. The Common Units issued as Rollover Consideration will be evidenced by certificates, or a book-entry account maintained by AMID’s transfer agent, and will bear the legend or restrictive notation required by the Partnership Agreement, as well as the following legend or restrictive notation:
“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

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Section 1.23    Litigation    . There are no civil, criminal or administrative actions, suits, Claims, hearings, arbitrations, investigations or Proceedings pending or, or to the Knowledge of Merger Sub or AMID, threatened that seek (a) to prevent or delay the consummation by Merger Sub or AMID of the transactions contemplated by this Agreement or (b) damages in connection with any such consummation.
Section 1.24    Brokers    . Neither Merger Sub nor AMID has entered (directly or indirectly) into any agreement with any Person that would obligate Merger Sub or AMID or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.
Section 1.25
REPRESENTATIONS AND WARRANTIES OF NEWCO AND BLACKWATER
All representations and warranties of Newco and Blackwater are made subject to the exceptions noted in the schedules delivered by Blackwater to AMID and Merger Sub concurrently herewith and identified by the parties as the “Blackwater Disclosure Schedules.” Any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement. Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure (without further information) also relates to such other sections or subsections. Newco and Blackwater hereby represent and warrant to AMID and Merger Sub as follows:
Section 1.26    Organization and Existence    . Newco and each Blackwater Entity is an entity duly organized, validly existing and in good standing under the Applicable Law of the state that each such entity was incorporated, organized or otherwise formed, and has full power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Newco and each Blackwater Entity is duly qualified to do business and is in good standing in the states listed in Blackwater Disclosure Schedule 4.1, such states being each jurisdiction in which the ownership of such entity’s properties or the conduct of such entity’s business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Blackwater Material Adverse Effect.
Section 1.27    Authority and Approval    .
(a)    Each of Newco and Blackwater has full limited liability company power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Newco or Blackwater of this Agreement and the consummation by Newco or Blackwater of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Newco or Blackwater, respectively. No other limited

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liability company proceedings on the part of Newco or Blackwater are necessary to authorize their execution, delivery or performance of this Agreement or their consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Newco and Blackwater, and assuming this Agreement constitutes the valid and binding agreement of AMID and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of Newco and Blackwater, enforceable against Newco and Blackwater in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity, and any implied covenant of good faith and fair dealing.
(b)    Each of the Board of Managers of Blackwater and the members of Blackwater, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, approved this Agreement and the Merger.
Section 1.28    No Conflict; Required Filings and Consents    .
(a)    Except as otherwise provided in Blackwater Disclosure Schedule 4.3(a) or Section 4.3(b), the execution, delivery and performance by Newco and Blackwater of this Agreement, and the consummation of the transactions contemplated hereby do not and will not:
(i)    violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation, limited liability company agreement or equivalent governing instruments of Newco or any Blackwater Entity;
(ii)    conflict with or violate any provision of Applicable Law;
(iii)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, Contract, license, concession, Permit, lease, joint venture or other instrument to which Newco or any Blackwater Entity is a party or by which they or any of the Blackwater Assets are bound; or
(iv)    result in the creation of any Lien on any of the Blackwater Assets under any such indenture, mortgage, Contract, license, concession, Permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii), and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Blackwater Material Adverse Effect.
(b)    Blackwater Disclosure Schedule 4.3(b) sets forth each material notice, authorization, approval, order, Permit or consent of any Governmental Authority that each

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Blackwater Entity or Newco is required to file, seek or obtain in connection with the execution, delivery and performance by Blackwater or Newco of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of any Blackwater Entity or Newco, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
Section 1.29    Capitalization; Title to Membership Interests in Blackwater    .
(a)    (i) Newco, (ii) Blackwater TMP LLC, a Delaware limited liability company, and (iii) the members of management of Blackwater who will be subject to the Rollover Agreements collectively own, beneficially and of record, all of the authorized, issued and outstanding Membership Interests of Blackwater, free and clear of all Liens.
(b)    Each issued and outstanding equity interest of Blackwater is duly authorized and validly issued and is fully paid and nonassessable and is free and clear of all Liens of any kind or nature whatsoever and was not issued in violation of any preemptive rights or federal or state securities laws.
(c)    Except as set forth in Blackwater Disclosure Schedule 4.4(c), there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from any Blackwater Entity any equity interests of or in any Blackwater Entity, (ii) no commitments on the part of any Blackwater Entity to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of any Blackwater Entity reserved for issuance for any such purpose. Except as set forth in Blackwater Disclosure Schedule 4.4(c), no Blackwater Entity has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities (including its limited liability company interests). Except for this Agreement and as set forth in Blackwater Disclosure Schedule 4.4(c), there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of any Blackwater Entity (including its limited liability company interests).
Section 1.30    Subsidiaries and Joint Ventures    .
Blackwater Disclosure Schedule 4.5, lists all Subsidiaries of Blackwater together with the jurisdiction of organization of each such Subsidiary. Blackwater does not have an interest in any joint venture. Except as provided in Blackwater Disclosure Schedule 4.5, all the outstanding equity interests in each Subsidiary of Blackwater have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Blackwater free and clear of all Liens of any kind or nature whatsoever and were not issued in violation of any preemptive rights or federal or state securities laws. Other than the Subsidiaries, Blackwater does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.
Section 1.31    Financial Statements; Undisclosed Liabilities    .

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(a)    The audited consolidated balance sheets of Blackwater Midstream and its subsidiaries as of March 31, 2012 and Blackwater and its subsidiaries as of March 31, 2013, and the related consolidated statements of income, shareholder’s equity and cash flow for the periods then ended and the notes thereto (collectively, the “Audited Financial Statements”), all certified by MaloneBailey LLP (i) are included on Blackwater Disclosure Schedule 4.6(a), (ii) were prepared in accordance with GAAP consistently applied throughout the periods presented and (iii) present fairly in all material respects the financial position and the results of operations of Blackwater Midstream and its subsidiaries and Blackwater and its subsidiaries, respectively, as of the dates and for the periods indicated therein.
(b)    Blackwater Disclosure Schedule 4.6(b) sets forth a true and complete copy of the unaudited balance sheet as of September 30, 2013 and the related statement of income for Blackwater (the “Blackwater Financial Statements”). The Blackwater Financial Statements present fairly in all material respects the financial position of Blackwater as of the date thereof. The Blackwater Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Blackwater Financial Statements do not include any notes. Except as required by GAAP, or as disclosed in the Blackwater Financial Statements, there were no changes in the method of application of Blackwater’s accounting policies or changes in the method of applying Blackwater’s use of estimates in the preparation of the Blackwater Financial Statements as compared with past practice.
(c)    There are no liabilities or obligations of any Blackwater Entity of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against in the Blackwater Financial Statements or the Audited Financial Statements, (ii) current liabilities incurred in the ordinary course of business since September 30, 2013, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Blackwater Material Adverse Effect.
(d)    Blackwater Disclosure Schedule 4.6(d) sets forth a true and complete list of the individual components (indicating the amount and to whom the Indebtedness is owed) of all Indebtedness outstanding with respect to the Blackwater Entities, other than unsecured trade payables incurred in the ordinary course of business.
Section 1.32    Distributions and Cash Reserves    . Since March 31, 2013, Blackwater has not declared, set aside, made or paid any dividend or other distribution (payable in Cash, stock, property or otherwise), or made any other payment, on or with respect to any of its Membership Interests.
Section 1.33    Internal Control Over Financial Reporting    . The system of internal controls over financial reporting to which Blackwater is subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Blackwater Assets.

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Section 1.34    No Adverse Changes    .
(a)    Since March 31, 2013:
(i)    there have not been any facts, circumstances, events, changes, effects or occurrences that have had, individually or in the aggregate, a Blackwater Material Adverse Effect;
(ii)    no events occurred nor do any circumstances exist which, to Blackwater’s Knowledge, individually or in the aggregate, could reasonably be expected to result in a Blackwater Material Adverse Effect;
(iii)    the Blackwater Assets and the Blackwater Entities’ businesses have been operated and maintained, in all material respects, consistent with past practice in the ordinary course of business;
(iv)    no Blackwater Entity has authorized for issuance, issued sold, pledged, delivered or otherwise transferred any equity interests or any securities convertible into or exchangeable or exercisable for equity interests or redeemed, purchased or otherwise acquired any equity interests;
(v)    there have been no changes in any material respect of any accounting principles or the methods of applying such principles, other than changes required by GAAP or as disclosed in the Blackwater Financial Statements or the Audited Financial Statements; and
(vi)    there has not been any material damage, destruction or loss to any material portion of the Blackwater Assets, whether or not covered by insurance.
(b)    Since September 30, 2013, the Blackwater Entities have not incurred any capital expenditures related to the expansions at the Harvey and Westwego terminals other than with proceeds from the Loan Facilities.
Section 1.35    Licenses; Permits    .
(a)    Blackwater Disclosure Schedule 4.10(a) sets forth a list of each material Permit, including any Environmental Permit, that is necessary for the operations of each Blackwater Entity.
(b)    All material Permits are validly held by the appropriate Blackwater Entity and are in full force and effect.
(c)    Each Blackwater Entity has complied in all material respects with all terms and conditions of the material Permits applicable to such Blackwater Entity.

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(d)    There is no outstanding written notice, nor to Newco’s and Blackwater’s Knowledge, any other notice of suspension or cancellation of any material Permit held by any Blackwater Entity.
(e)    No Proceeding is pending or, to Newco’s and Blackwater’s Knowledge, threatened with respect to any alleged failure by any Blackwater Entity to have any material Permit necessary for the operation of any of their assets or the conduct of their business or to be in compliance therewith.
Section 1.36    Litigation; Laws and Regulations    .
(a)    There are no material (i) civil, criminal or administrative actions, suits, Claims, hearings, arbitrations, investigations or Proceedings pending or, to Newco’s and Blackwater’s Knowledge, threatened, against Blackwater, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Blackwater or (iii) pending or, to Newco’s and Blackwater’s Knowledge, threatened, investigations by any Governmental Authority against Blackwater.
(b)    Neither Newco nor any Blackwater Entity is in material violation of or in material default under any Applicable Law.
Section 1.37    Properties    .
(a)    The real property set forth on Blackwater Disclosure Schedule 4.12 constitutes all material real property (including all buildings, fixtures and other improvements thereto) used by the Blackwater Entities, such as are necessary to permit the Blackwater Entities to conduct their respective businesses as currently conducted and all such property has been maintained, repaired and replaced in the ordinary course of business and is in reasonably good repair and condition (ordinary wear and tear excepted). Except as would not have, individually or in the aggregate, a Blackwater Material Adverse Effect, each Blackwater Entity owns and has marketable title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens (except in all cases for Permitted Liens). Except as would not have, individually or in the aggregate, a Blackwater Material Adverse Effect, all leases under which a Blackwater Entity leases any real or personal property are valid and effective against such Blackwater Entity and, to Blackwater’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by a Blackwater Entity or, to Blackwater’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by a Blackwater Entity or, to Blackwater’s Knowledge, the counterparties thereto. The representations and warranties set forth in this Section 4.12 shall not apply to Intellectual Property, which is the subject of Section 4.13.
(b)    Since December 30, 2008, (i) no oil and gas drilling, reworking, or other production operations have been performed on the surface of any portion of the lands owned by Blackwater New Orleans (the “Westwego Property”); (ii) except for the .0694 acres included in the CIB O RA SUA created by Order No. 286-D of the Office of Conservation of the State of

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Louisiana in the Westwego Field, Jefferson Parish, Louisiana and the 8800 RB SUA as created by Order No. 286-B-1 of the Office of Conservation of the State of Louisiana in the Westwego Field, Jefferson Parish, Louisiana (the latter unit is referred to herein as the “Producing Unit”), no portion of the Westwego Property has been included in an oil and/or gas unit; (iii) Blackwater has received no royalties, delay rentals, or bonuses of any kind with respect to the Oil, Gas and Mineral Lease dated effective the 23rd day of January, 2001, executed by Support Terminals Operating Partnership, L.P. in favor of Merlin Oil and Gas, Inc., an extract of which Oil, Gas and Mineral Lease was recorded in Mineral Lease Book 137, folio 542, under Instrument No. 10127487, Jefferson Parish, Louisiana, as amended by Amendment to an Oil, Gas and Mineral Lease dated effective January 23, 2002; and (iv) no buildings, tanks, structures, or other improvements of any kind are located on the portion of the Westwego Property included in the Producing Unit.
Section 1.38    Intellectual Property    . Each Blackwater Entity owns or has the right to use all Intellectual Property necessary for or used in the conduct of such Blackwater Entity’s business as currently conducted by it, and the conduct of its business does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by any Blackwater Entity, if any, is free and clear of all Liens (other than Permitted Liens). To the Knowledge of any Blackwater Entity, upon the consummation of the transactions contemplated herein, the Blackwater Entities shall own or have the right to use all Intellectual Property on the same terms and conditions as Blackwater and its Subsidiaries enjoyed prior to such transaction. There is no Intellectual Property-related Proceeding pending or threatened by any third party before any court or tribunal (including, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to a Blackwater Entity or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by a Blackwater Entity. Each Blackwater Entity has taken reasonable measures to protect the confidentiality of all material trade secrets.
Section 1.39    Tax Matters    . Except as would not have, individually or in the aggregate, a Blackwater Material Adverse Effect, (i) each Blackwater Entity has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by such entity and all such Tax Returns are complete and accurate, (ii) each Blackwater Entity has timely paid all Taxes that are required to be paid by such entity (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Blackwater Entities in accordance with GAAP, (iii) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iv) except as provided on Blackwater Disclosure Schedule 4.14, there are no audits, examinations, investigations or other Proceedings pending or threatened in writing in respect of Taxes or Tax matters of any Blackwater Entity, (v) there are no Liens for Taxes on Blackwater Assets other than Permitted Liens, (vi) no Blackwater Entity has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law), (vii) each Blackwater Entity has timely withheld and paid all Taxes required to have been withheld and paid in connection with

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amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party, has correctly categorized each service provider as an employee or independent contractor and is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith, (viii) no Blackwater Entity has been a party to or participated in any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), (ix) no Blackwater Entity is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is a Blackwater Entity) or has any liability for Taxes of any Person (other than a Blackwater Entity) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by Contract, agreement or otherwise, (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of any Blackwater Entity, (xi) no issue has been raised in writing by a taxing authority in any prior examination of any Blackwater Entity which, by application of the same or similar principles, could reasonably be expected to result in a deficiency for any subsequent taxable period, (xii) no claim has been in writing made by a taxing authority in a jurisdiction where any Blackwater Entity does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, and (xiii) no Blackwater Entity (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to Taxes (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Closing Date of the Merger with respect to Taxes or (C) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (I) change in method of accounting for a taxable period ending on or prior to the Closing Date; (II) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (III) installment sale or open transaction disposition made on or prior to the Closing Date; (IV) prepaid amount received on or prior to the Closing Date; or (V) election under Section 108(i) of the Code.
Section 1.40    Environmental Matters    . Except as would not reasonably be expected, individually or in the aggregate, to have a Blackwater Material Adverse Effect:
(a)    The Blackwater Entities and the Blackwater Assets, operations and business are in compliance with applicable Environmental Laws;
(b)    The Blackwater Entities and the Blackwater Assets, operations and business are not subject to any pending or, to the Knowledge of Newco and Blackwater, threatened, Proceeding under any Environmental Laws;
(c)    No Blackwater Entity has received any written communication that remains unresolved alleging either or both that (i) a Blackwater Entity may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law (including any

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Environmental Permit), or (ii) a Blackwater Entity may have any liability under any Environmental Law;
(d)    All Environmental Permits required to be obtained or filed by a Blackwater Entity in connection with any Blackwater Assets, operations or business have been duly obtained or filed, are valid and currently in effect, and the Blackwater Entities and Blackwater Assets are in compliance with such Environmental Permits; and
(e)    There has been no Release of any Hazardous Substance by a Blackwater Entity or from any of the Blackwater Assets, or as a result of any operations or activities of the Blackwater Entities, in any manner or for which a Blackwater Entity would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws. To the Knowledge of Newco and Blackwater, no Hazardous Substance has been treated, stored, disposed of, Released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned by a Blackwater Entity or as a result of any operations or activities of a Blackwater Entity. The Blackwater Entities have delivered to AMID or its Affiliates copies of all Environmental Permits, reports, studies, analyses or tests initiated by or in the possession of Blackwater Entities pertaining to the environmental condition of Hazardous Substances in, on, or under the Blackwater Assets or offsite disposal areas or concerning compliance by the Blackwater Entities under Environmental Laws.
Section 1.41    Material Contracts    .
(a)    None of the Blackwater Entities is a party to or bound by, as of the date hereof, and, subject to the consummation of the transactions contemplated hereby, as of the Closing Date, (i) any Contract which would qualify as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) if such definition relating to a “registrant” were applied to the Blackwater Entity as a private company, (ii) a loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, lease, license or other binding commitment (other than those between Blackwater and a Blackwater Entity relating to Indebtedness or other obligation to make payment in an amount in excess of $100,000 individually, (iii) a Contract, which purports to materially limit the right of a Blackwater Entity to engage or compete in any line of business in which a Blackwater Entity is engaged or to compete with any Person or operate in any location, (iv) a Contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Blackwater Entities taken as a whole or (v) settlement or similar Contract with any Governmental Authority or order or consent of a Governmental Authority to which a Blackwater Entity is subject involving future performance by a Blackwater Entity which is material to the a Blackwater Entities taken as a whole (all Contracts of the type described in this Section 4.16, together with all Contracts with transportation suppliers and any revenue generating Contracts with customers of the Blackwater Entities (which supplier and customer Contracts are set forth in Blackwater Disclosure Schedule 4.16(b) (the “Material Customer/Supplier Contracts”)), being referred to herein as “Material Contracts”).

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(b)    Other than as a result of the expiration or termination of any Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Blackwater Material Adverse Effect, (i) each Material Contract is valid and binding on the Blackwater Entity that is a party thereto and in full force and effect, (ii) the Blackwater Entity has performed all obligations required to be performed by it to date under each Material Contract, and (iii) no Blackwater Entity has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of a Blackwater Entity or its counterparties under any such Material Contract. Except as set forth on Blackwater Disclosure Schedule 4.16(b), since March 31, 2013, no Blackwater Entity has received any written notice that any counterparty to a Material Customer/Supplier Contract (i) has reduced or will reduce the use of products or services of a Blackwater Entity, or (ii) has sought to terminate or amend the terms of a Material Customer/Supplier Contract, including in each case as a result of this Agreement or the transactions contemplated hereby.
Section 1.42    Employees    . Since October 9, 2012, each Blackwater Entity has complied in all material respects with all Applicable Law relating to the employment of labor at its facilities, including provisions thereof relating to wages, hours, equal opportunity and the payment of social security and other Taxes. No Blackwater Entity is a party to any collective bargaining agreement with respect to its employees.
Section 1.43    Employee Benefits    .
(a)    Blackwater Disclosure Schedule 4.18(a) sets forth a true and complete list of each employment, severance or similar Contract or arrangement and each material plan, policy, fund, program or Contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by any Blackwater Entity for the benefit of current or former employees, officers, directors, or consultants of a Blackwater Entity (the “Blackwater Plans”).
(b)    With respect to each Blackwater Plan, Blackwater has made available to AMID true, correct and complete copies of the following documents: (i) all documents constituting the Blackwater Plans, including but not limited to trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (ii) the two most recent Forms 5500 and any financial statements attached thereto; (iii) the relevant IRS determination or opinion letter; and (iv) the most recent summary plan description.
(c)    Each Blackwater Plan has been established, maintained, and administered in material compliance with its terms and with Applicable Law, including with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation,

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and the Department of the Treasury pursuant to the provisions of ERISA and the Code, and any reporting, notice, and disclosure requirements, to the extent applicable thereto.
(d)    Except as would not have, individually or in the aggregate, a Blackwater Material Adverse Effect, each Blackwater Employee (including but not limited to independent contractors and leased employees) has been classified appropriately under the Blackwater Plans.
(e)    None of the Blackwater Plans is and no Blackwater Entity has or has ever had any liability with respect to: (i) a multiemployer plan (within the meaning of Section 3(37) of ERISA; (ii) a plan subject to Title IV of ERISA; (iii) a trust described in Section 501(c)(9) of the Code; or (iv) a plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.
(f)    There are no (i) Proceedings or Claims by, against, or relating to any Blackwater Plan that would, if successful, result in material Claims against any Blackwater Entity and (ii) no Proceedings or material Claims (other than Claims for benefits in the ordinary course) have been asserted, instituted or, to the Knowledge of Newco or Blackwater, threatened by, against, or relating to any Blackwater Plan, against the assets of any trust or other funding arrangement under any such Blackwater Plan, by or against any Blackwater Entity with respect to any Blackwater Plan, or by or against the plan administrator or any fiduciary of any Blackwater Plan, and Newco and Blackwater do not have Knowledge of any fact that could form the basis for any such Proceeding or material Claim. The Blackwater Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to a Blackwater Plan under the IRS’s Employee Plans Compliance Resolution Program or the Department of Labor’s Delinquent Filer Program or Voluntary Fiduciary Compliance Program.
(g)    Except as disclosed on Blackwater Disclosure Schedule 4.18(g), no Blackwater Plan contains any provision or is subject to any Applicable Law that would prohibit the transactions contemplated by this Agreement or any Ancillary Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.
(h)    Except as disclosed on Blackwater Disclosure Schedule 4.18(h), no Blackwater Entity has any current or projected liability in respect of post-employment health or medical or life insurance benefits for retired, former or current employees, except as required under Applicable Law.
(i)    Other than as described on Blackwater Disclosure Schedule 4.18(i), no employee or former employee of any Blackwater Entity will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

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(j)    Except as disclosed on Blackwater Disclosure Schedule 4.18(j), no Blackwater Entity is a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.
Section 1.44    Insurance    . Blackwater Disclosure Schedule 4.19 sets forth a list of the material insurance policies held by the Blackwater Entities (the “Insurance Policies”). Except as would not have, individually or in the aggregate, a Blackwater Material Adverse Effect: (a) the Blackwater Entities maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses, (b) no Blackwater Entity has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue the Insurance Policies, and all Insurance Policies are outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date, and (c) no Blackwater Entity has taken any action which could permit termination or material modification of any Insurance Policies. No notice in writing of cancellation or termination has been received with respect to any Insurance Policies, and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.
Section 1.45    Brokers    . Neither Newco nor Blackwater has entered (directly or indirectly) into any agreement with any Person that would obligate Newco or Blackwater to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.
Section 1.46
CERTAIN COVENANTS
Section 1.47    Conduct of Business    .
(a)    Except as expressly contemplated by this Agreement, during the period commencing on the date hereof and ending on the Closing Date, Newco shall cause each Blackwater Entity to, cause the operations of each Blackwater Entity to be conducted only in the ordinary course of business in a manner consistent with past practices, and, without limiting the generality of the foregoing, Newco shall cause each Blackwater Entity to:
(i)    not terminate, materially amend, execute or extend any contracts reasonably expected to generate gross revenues per year or to require expenditures per year in excess of $500,000, other than (A) the execution or extension of contracts terminable on ninety (90) days or shorter notice or (B) the automatic extension or renewal of any contract existing on the Closing Date in accordance with its terms;
(ii)    maintain the material Blackwater Assets in customary repair, order, and condition;

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(iii)    maintain the books, accounts, and records of the Blackwater Entities consistent with past practices and in accordance with the principles used in the preparation of the Audited Financial Statements;
(iv)    maintain, and cause their respective directors, officers, employees, agents and other representatives to maintain, all material Permits;
(v)    maintain the current insurance coverage levels upon the Blackwater Assets and with respect to the conduct of the Blackwater Entities; and
(vi)    maintain the organizational existence of the Blackwater Entities in good standing.
Requests for approval of any action restricted by this Section 5.1(a) shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of AMID:
Stephen W. Bergstrom
Executive Chairman, President & CEO
Email:    sbergstrom@americanmidstream.com
Phone:    (713) 865-0381

AMID’s approval of any action restricted by this Section 5.1(a) shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Newco’s notice) of Newco’s notice to AMID requesting such consent unless AMID notifies Newco to the contrary during that period. Notwithstanding the foregoing provisions of this Section 5.1(a), in the event of an emergency, Newco may take, or cause such Blackwater Entity to take, such action as reasonably necessary and shall notify AMID of such action promptly thereafter.
(b)    Without limiting the generality of Section 5.1(a), except as otherwise expressly provided in this Agreement or consented to in writing by AMID, Newco shall not permit any Blackwater Entity to:
(i)    amend its organizational documents;
(ii)    authorize for issuance, issue, sell, pledge, or deliver any of its equity interests or any securities convertible into or exchangeable or exercisable for its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;
(iii)    increase the compensation, bonuses, or benefits payable or to become payable to any of their directors, officers, employees, independent contractors, agents, or representatives, other than in the ordinary course of business consistent with past practices or as required under any Material Contract;

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(iv)    enter into any employment agreement (other than one providing for employment at-will) with any Person or enter into any severance agreement with, or grant any severance or termination pay to, any of their officers, employers, or independent contractors;
(v)    make an equity investment in any other Person, or acquire by merger or consolidation or purchase of equity interests or material assets of any corporation, partnership, association or other business organization or division thereof;
(vi)    sell, assign, transfer, mortgage, or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any Blackwater Asset, except for (A) sales and dispositions in the ordinary course of business and (B) other sales and dispositions not exceeding, in the aggregate, $100,000;
(vii)    incur any capital expenditures related to the expansion of the Harvey and Westwego terminals with proceeds from debt other than the Loan Facilities;
(viii)    declare, make, or pay any dividend or other distribution; or
(ix)    agree to do any of the foregoing.
Requests for approval of any action restricted by this Section 5.1(b) shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of AMID:
Stephen W. Bergstrom
Executive Chairman, President & CEO
Email:    sbergstrom@americanmidstream.com
Phone:    (713) 865-0381
AMID’s approval of any action restricted by this Section 5.1(b) shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Newco’s notice) of Newco’s notice to AMID requesting such consent unless AMID notifies Newco to the contrary during that period.
Section 1.48    Access and Information    . Between the date of this Agreement and the Closing Date, Newco shall cause each Blackwater Entity to, afford AMID and its authorized representatives reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, books, and records of the Blackwater Entities (including work papers of the Blackwater Entities’ outside auditors), and shall promptly deliver or make available to AMID such information concerning the business, properties, assets, and personnel of the Blackwater Entities as AMID or its authorized representatives may from time to time reasonably request. Notwithstanding the preceding sentence, Newco and each Blackwater Entity will not be required to grant access or furnish information to AMID or any of AMID’s representatives to the extent such information is subject to an attorney-client or attorney-work-product privilege.

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Section 1.49    Reasonable Efforts; Additional Actions    . Without limiting the generality of Section 5.1, during the period from the date of this Agreement and continuing to the earlier of the termination of this Agreement in accordance with Article IX and the Closing, except to the extent expressly contemplated by this Agreement, each of the parties hereto shall use commercially reasonable efforts to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to:
(a)    defend any Claims, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby;
(b)    cause their respective representatives, including legal and accounting, to provide cooperation reasonably requested by AMID in connection with any financing of the transactions contemplated hereby; and
(c)    fulfill the conditions to Closing set forth in Article VI and Article VII.
Section 1.50    No Shop    . Neither Newco nor Newco’s Affiliates, including the Blackwater Entities, shall directly or indirectly, through any representative or otherwise, solicit or entertain offers from, provide any information to, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to any acquisition of the equity of, or all or substantially all of the assets or businesses of, the Blackwater Entities (excluding Blackwater Maryland), whether directly or indirectly, through purchase, merger, consolidation or otherwise.
Section 1.51    Public Announcements    . The initial press release relating to this Agreement or the transactions contemplated hereby (including the Merger) will be a joint press release of Newco and AMID, and thereafter Newco and AMID each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated hereby (including the Merger) and prior to making any filings with any third party or any Governmental Authority with respect thereto, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities market on which securities of AMID are listed or traded.
Section 1.52    Acknowledgements    . Each of AMID and Merger Sub, on the one hand, and Newco and Blackwater, on the other hand, acknowledges that they have relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement or any Ancillary Agreement, including, in the case of AMID and Merger Sub, the Blackwater Disclosure Schedules. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed.
Section 1.53    Subsequent Actions    .

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(a)    If, at any time after the Closing Date, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Blackwater acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either Merger Sub or Blackwater, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of such limited partnership or limited liability company, as applicable, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
(b)    Subject to the terms and conditions of this Agreement and Applicable Law, the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and Newco and its Affiliates shall coordinate and cooperate with the Surviving Company, and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 5.7.
Section 1.54    Tax Matters    .
(a)    Assistance and Cooperation. AMID and Newco agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Blackwater as is reasonably requested by AMID, Newco or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim. AMID and Newco agree that each shall preserve and keep all books and records with respect to Taxes and Tax Returns of Blackwater in such party’s possession as of the Closing Date, or as later come into such party’s possession, until the expiration of the applicable statute of limitations. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained under this Section 5.8 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding (ii) as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities market on which securities of AMID are listed or traded or (iii) with the consent of AMID and Newco.
(b)    Transfer Taxes. All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Merger and the transfer of Merger Consideration pursuant thereto shall be borne equally by AMID and Newco.

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AMID and Newco shall cooperate in filing all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.
(c)    Tax Allocation and Indemnification. Except as provided in Section 5.8(b), Newco shall retain responsibility for (and shall be entitled any refunds with respect to), and shall indemnify AMID for, all Taxes related to the Blackwater Assets or the Blackwater Entities attributable to taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”) and all Taxes related to payments made to the employees of the Blackwater Entities at or prior to Closing, and AMID shall assume responsibility for (and shall be entitled any refunds with respect to), and shall indemnify Newco for, all Taxes related to the Blackwater Assets or the Blackwater Entities attributable to taxable periods beginning after the Closing Date (the “Post-Closing Period”). In the case of any Taxes related to the Blackwater Assets or the Blackwater Entities (other than Taxes related to payments made to the employees of the Blackwater Entities at or prior to Closing) that are payable for any taxable period that begins before and ends after the Closing Date (any “Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Closing Date (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the Closing Date. Notwithstanding the foregoing, AMID shall assume responsibility for any payroll taxes associated with the payment of bonuses to be made to management and non-management Persons as described in Blackwater Disclosure Schedule 4.18(i). Newco and AMID shall agree to the allocation of Taxes attributable to a Straddle Period at least 30 days prior to the date the Tax Return for such Straddle Period is due to be filed, and Newco shall pay its share of such Taxes to AMID within 15 days of such determination. The right of AMID or Newco to seek indemnification with respect to Taxes pursuant to this Section 5.8(c) is neither senior nor subordinate to such party’s right to seek indemnification pursuant to Article VIII, and such party may, in its sole discretion, seek such indemnification pursuant to either this Section 5.8(c) or Article VIII; provided that (i) any recovery shall not be duplicative and (ii) the indemnification procedures set forth in Section 8.4 shall apply to any indemnification claim pursuant to this Section 5.8(c).
(d)    Filing of Tax Returns; Payment of Taxes. Except as otherwise provided, regardless of which party is responsible for Taxes under this Section 5.8, Newco shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Pre-Closing Period and all Taxes with respect to payments made to the employees of the Blackwater Entities at or prior to Closing (and shall file all such Tax Returns, which Tax Returns shall be prepared consistent with past practice), and AMID shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Post-Closing Period and any Straddle Period (and shall file all such Tax Returns). Newco shall deliver to AMID at least thirty (30) days prior to filing drafts of all Tax Returns to be filed by Newco after the Closing Date relating to the Blackwater Assets or the Blackwater Entities and any supporting documentation provided by Newco to taxing authorities. AMID shall review the draft Tax Returns and respond to Newco within ten

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(10) Business Days of receiving the draft Tax Returns with any proposed changes. Newco shall cooperate and work diligently to agree to final Tax Returns, taking into account all reasonable changes requested by AMID, to allow Newco to timely file such Tax Returns.
(e)    Tax Treatment. Pursuant to Treasury Regulation Section 1.708-1(c)(4), the Membership Interests held by Newco are being purchased for the portion of the Merger Consideration allocated to Newco (together with relief from any liabilities allocable to such Membership Interests under the principles of Section 752 of the Code), and Newco, concurrently with the execution and delivery of this Agreement, shall deliver documentation evidencing that ArcLight Energy Partners Fund V, L.P. consents for United States federal income tax purposes (and to the extent applicable, state or local income tax purposes) to treat such portion of the Merger Consideration (together with relief from any liabilities allocable to such Membership Interests under the principles of Section 752 of the Code) as received for a sale of the Membership Interests held by Newco. The parties hereto agree that Blackwater will make an election under Section 754 of the Code with respect to the transfer of Membership Interests pursuant to this Agreement. The remainder of the Merger Consideration (together with any relief from any non-qualified liabilities that is deemed to occur under Treasury Regulation Section 1.707-5) will be considered to be paid as consideration for a sale of Membership Interests to the extent that the transfer of such Membership Interests constitutes a “sale” under Treasury Regulation Section 1.707-3(a)(2).
Section 1.55    Financial Statements    . On AMID’s behalf, Newco has requested that MaloneBailey LLP, Blackwater’s outside auditor (“Auditor”), (i) perform an audit of the financial statements of Blackwater for the most recent fiscal year ending prior to the Closing Date and all notes and schedules related thereto (including a footnote satisfying the requirements of FAS 69) in accordance with the rules and regulations adopted by the Commission and Regulation S-X related to the transactions contemplated by this Agreement (collectively, the “MB Blackwater Financial Statements”) and issue its opinion with respect to such MB Blackwater Financial Statements for the period(s) specified by AMID (such MB Blackwater Financial Statements and related audit opinions being hereinafter referred to as the “MB Audited Financial Statements”) and (ii) provide its written consent for the use of its audit reports with respect to the MB Audited Financial Statements in any registration statement, report or other document filed by AMID or any of its Affiliates with the Commission. AMID shall bear all fees charged by Auditor pursuant to such engagement. Both Newco and AMID shall provide such information as may be reasonably requested from time to time by Auditor. Newco shall, and shall cause the Management Holders to, provide such assistance, information, certifications, auditor representation letters or other documentation related to the Blackwater Entities as may be reasonably requested by AMID and its Affiliates from time to time in connection with the preparation of any financial statements and the process of financial reporting, including preparation of audited, unaudited, and pro forma financial statements filed with the Commission.

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Section 1.56
CONDITIONS TO AMID’S OBLIGATION TO CLOSE
The obligation of AMID to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, by AMID:
Section 1.57    Representations, Warranties and Covenants    .
(a)    The representations and warranties of Newco and Blackwater in this Agreement will, in the aggregate, be true and correct in all material respects (other than Newco’s and Blackwater’s Fundamental Representations, which will be true and correct in all respects) as of the Closing Date as though such representations and warranties were made as of such time (except that any representation or warranty that by its terms was made with reference to a specific date will be true and correct as of such date), provided that for purposes of this Section 6.1(a) any such representation or warranty that is qualified by Blackwater Material Adverse Effect or any other materiality qualification will be read as if that language were not present.
(b)    Newco and the Blackwater Entities shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them on or before the Closing Date; provided, that, with respect to the covenants, obligations and conditions that are qualified by Blackwater Material Adverse Effect or any other materiality qualification, Newco and the Blackwater Entities shall have performed such covenants, obligations and conditions as so qualified, in all respects.
Section 1.58    No Blackwater Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Blackwater Material Adverse Effect.
Section 1.59    Closing Certificates    .
(a)    Blackwater shall have provided AMID with a certificate executed by the Chief Executive and Chief Financial Officers or officers serving similar functions of Blackwater confirming the satisfaction of Section 6.1(a), Section 6.1(b), and Section 6.2.
(b)    Blackwater shall have provided AMID with a certificate, dated as of the Closing Date, executed by the secretary of the Blackwater, certifying as of the Closing Date (i) true and complete copies of the organizational documents of each Blackwater Entity, (ii) a true and complete copy of the resolutions of authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby as contemplated in Section 4.2(b), (iii) the true signatures for each of the managers and officers authorized to sign this Agreement or any Ancillary Agreement and (iv) true and complete copies of the good standing certificates of each Blackwater Entity as of a reasonable time prior to the Closing Date from the Secretary of State of the jurisdiction of organization and from each jurisdiction where such Blackwater Entity is qualified to do business as a foreign entity.

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Section 1.60    Injunctions or Restraints    . No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby or limiting in any way AMID’s conduct or operation of the businesses of the Blackwater Entities following the Closing Date; nor shall any Proceeding brought by any Governmental Authority seeking the foregoing be pending; nor shall there be any action taken by a Governmental Authority, or any Order or Applicable Law enacted, entered, enforced, or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal; nor shall there be any other legal or regulatory restraint or prohibition in effect preventing the consummation of the transactions contemplated hereby or limiting AMID’s conduct or operation of the business of the Blackwater Entities following the Closing Date.
Section 1.61    Closing Payment Calculations. Newco and AMID shall have resolved any disputes related to the calculation of the Initial Merger Consideration and the Indebtedness Payoff Amount as described in Section 2.6.
Section 1.62    Financing. AMID will have received all necessary financing to consummate the transactions contemplated by this Agreement, on commercially reasonable terms and conditions acceptable to AMID.
Section 1.63    Termination of 401(k) Plan. AMID shall have received evidence in form and substance reasonably satisfactory to AMID that Newco and Blackwater have taken all action necessary to officially terminate the Blackwater Midstream Corp. 401(k) Plan, effective prior to the Closing Date, in accordance with Applicable Laws.
Section 1.64    Employee Matters    .
(a)    Blackwater and each Management Holder shall have delivered to AMID a Termination Agreement executed by Blackwater and each Management Holder, and all Termination Agreements will be in full force and effect, and none of them shall have been amended or repudiated.
(b)    Each Management Holder shall have delivered to AMID an executed counterpart of such Management Holder’s Employment Agreement.
(c)    Each Management Holder shall have delivered to AMID (i) an executed counterpart of the Rollover Agreement, and (ii) any other documents and instruments as may be necessary or appropriate to vest in AMID good and marketable title in the Class A Interests rolled-over pursuant to such Rollover Agreement.
(d)    Blackwater shall have delivered to AMID resignations of each of the officers, directors and managers, as applicable, of each of the Blackwater Entities, if any.
Section 1.65    Indebtedness. Except as set forth in Blackwater Disclosure Schedule 4.6(d)(ii), Newco and Blackwater shall have taken all actions and delivered all instruments and documents necessary to extinguish all Indebtedness of the Blackwater Entities and release any

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and all Liens (other than Permitted Liens) on the Blackwater Assets, including appropriate payoff letters and UCC financing statement amendments or termination statements, upon receipt of the Indebtedness Payoff Amount.
Section 1.66    FIRPTA Certificate    . ArcLight Energy Partners Fund V, L.P. and each of the Management Holders shall have provided AMID with a certificate, in form and substance reasonably satisfactory to AMID and duly executed, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.
Section 1.67    ArcLight Guaranty. ArcLight Energy Partners Fund V, L.P. shall have provided the ArcLight Guaranty.
Section 1.68    Ancillary Agreements. AMID will have received an executed copy or counterpart to any applicable Ancillary Agreement that is required to be delivered but is not otherwise accounted for in this Article VI.
Section 1.69
CONDITIONS TO NEWCO’S AND BLACKWATER’S OBLIGATION TO CLOSE
The obligation of Newco and Blackwater to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, by Newco and Blackwater:
Section 1.70    Representations, Warranties and Covenants
(a)    The representations and warranties of AMID and Merger Sub in this Agreement will, in the aggregate, be true and correct in all material respects (other than AMID’s Fundamental Representations, which will be true and correct in all respects) as of the Closing Date as though such representations and warranties were made as of such time (except that any representation or warranty that by its terms was made with reference to a specific date will be true and correct as of such date), provided that for purposes of this Section 7.1(a) any such representation or warranty that is qualified by AMID Material Adverse Effect or any other materiality qualification will be read as if that language were not present.
(b)    AMID and Merger Sub will have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it as of the Closing Date; provided, that, with respect to the covenants, obligations and conditions that are qualified by AMID Material Adverse Effect or any other materiality qualification, AMID and Merger Sub shall have performed such covenants, obligations and conditions as so qualified, in all respects.
Section 1.71    Closing Certificates    . AMID shall have provided Newco and Blackwater with a certificate executed by AMID’s Chief Executive and Chief Financial Officers confirming the satisfaction of Section 7.1(a) and Section 7.1(b).

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Section 1.72    Injunctions or Restraints    . No temporary restraining order, preliminary or permanent injunction, or other Order issued by any Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby; nor shall any proceeding brought by any Governmental Authority seeking the foregoing be pending; nor shall there be any action taken by a Governmental Authority, or any Order or Applicable Law enacted, entered, enforced, or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal; nor shall there be any other legal or regulatory restraint or prohibition in effect preventing the consummation of the transactions contemplated hereby.
Section 1.73    Governmental and Regulatory Approvals    . The parties shall have received all authorizations, consents, and approvals of Governmental Authorities required to be obtained in connection with the transactions contemplated hereby.
Section 1.74    Employee Matters    .
(a)    AMID shall have delivered to each Management Holder an executed counterpart of the Employment Agreement.
(b)    AMID shall have delivered to each Management Holder an executed counterpart of the Rollover Agreement.
Section 1.75
INDEMNIFICATION
Section 1.76    Survival    .
(a)    The representations and warranties contained in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Approval), Section 3.3 (No Conflict; Required Filings and Consents), Section 3.8 (Brokers), Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval), Section 4.3 (No Conflict; Required Filings and Consents), Section 4.4 (Capitalization; Title to Membership Interests in Blackwater), Section 4.5 (Subsidiaries and Joint Ventures), Section 4.6(d) (Indebtedness), Section 4.9(b) (No Adverse Changes) and Section 4.20 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely. All other representations and warranties of Newco and AMID contained herein shall terminate on the fifteen-month anniversary of the Closing Date and shall no longer be of any force or effect thereafter, provided, however, that representations and warranties set forth in Section 4.14 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby.
(b)    The covenants made in this Agreement shall survive the Closing Date and remain operative and in full force and effect until they are fully performed.
(c)    Any indemnification obligation with respect to a Claim shall survive the time at which it would otherwise expire pursuant to this Section 8.1 if notice of such Claim is properly

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given by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) prior to such time.
Section 1.77    Indemnification    .
(a)    Indemnification by Newco. Subject to the limitations set forth in Section 8.3, from and after the Closing Date, Newco shall indemnify, defend and hold harmless AMID from any and all Claims incurred by AMID, its Subsidiaries and their respective officers, directors, employees, owners, managers, partners, members, consultants and agents (the “AMID Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of Newco or Blackwater set forth in this Agreement (provided that any Claims arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Blackwater Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of Newco or Blackwater contained in this Agreement, (iii) Claims related to or arising out of the ownership or use of the Blackwater Assets or any Blackwater Entity’s operations accruing or occurring from October 9, 2012 through the Closing Date (but excluding in all cases the matters set forth in Section 8.2(b)(v)), and (iv) any Taxes for which Newco or any Blackwater Entity is otherwise liable under Section 5.8.
(b)    Indemnification by AMID. Subject to the limitations set forth in Section 8.3, from and after the Closing Date, AMID shall indemnify, defend and hold harmless Newco from any and all Claims incurred by Newco, its Affiliates (other than AMID, its Subsidiaries or any Blackwater Entity after the Closing Date) and their respective officers, directors, employees, owners, managers, partners, members, consultants and agents (the “Newco Protected Parties”), as a result of, or with respect to (i) all of the obligations and liabilities of Blackwater, with respect to the Blackwater Entities or the Blackwater Assets, accruing or occurring on or after the Closing Date, (ii) any breach of any representation or warranty of AMID or Merger Sub set forth in this Agreement (provided that any Claims arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “AMID Material Adverse Effect” and similar qualifiers), (iii) any breach of any covenant or agreement of AMID or Merger Sub contained in this Agreement, (iv) any Taxes for which AMID or Merger Sub is otherwise liable under Section 5.8 and (v) all matters, events and conditions relating to and occurring either prior to or after the Closing Date, and arising out of or incident to, any violation of Environmental Laws, Environmental Liabilities or the release of Hazardous Substances in each case to the extent located on the Blackwater Assets, including rights to contribution under CERCLA, REGARDLESS OF FAULT. For the avoidance of doubt, nothing contained in this Section 8.2(b) (including Section 8.2(b)(v)) will be deemed to limit, restrict or otherwise prohibit any AMID Protected Party from seeking indemnification pursuant to Section 8.2(a)(i) for any breach of any representation and warranty of Newco or Blackwater under Section 4.15 related to environmental matters.
(c)    ArcLight Guaranty. In connection with the closing, ArcLight Energy Partners Fund V, L.P. will provide the ArcLight Guaranty.

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(d)    Except as otherwise required by Applicable Law, all payments made by the parties hereto pursuant to this Article VIII shall be treated as a purchase price adjustment to the Base Equity Consideration.
Section 1.78    Limitations Regarding Indemnification    .
(a)    Neither Newco nor AMID shall have any liability for any indemnification under this Agreement, nor any liability for breach of any representations or warranties under this Agreement, until and unless (i) the amount of the liability for any individual Claim or series of Claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Newco or AMID, as applicable, exceeds $40,000 (the “Individual Indemnity Threshold”), and (ii) the aggregate amount of the liabilities for all Claims for which Claim Notices are delivered by Newco or AMID, as applicable, exceeds 1% of the Merger Consideration, and then only to the extent such damages exceed 1% of the Merger Consideration (the “Aggregate Indemnity Threshold”); provided that, the Individual Indemnity Threshold and the Aggregate Indemnity Threshold will not be applicable to any Claims arising out of or related to Section 5.8 (Tax Matters), any breach of the Fundamental Representations, Section 4.14 (Taxes), or fraud or intentional misrepresentation. In no event shall Newco be obligated to indemnify the AMID Protected Parties with respect to breaches of representations (other than for Taxes under Section 5.8, breaches of the Fundamental Representations, Section 4.14 (Taxes), or fraud or intentional misrepresentation, for which there is no cap) for an aggregate amount in excess of 15% of the Merger Consideration.
(b)    In no event shall Newco be obligated to the AMID Protected Parties under Section 8.2(a) for any Claim to the extent (i) any insurance proceeds are realized by the AMID Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the AMID Protected Parties as a result of such claim, or (ii) any amounts are recovered by the AMID Protected Parties from third Persons.
(c)    In no event shall AMID be obligated to the Newco Protected Parties under Section 8.2(b) for any Claim to the extent (i) any insurance proceeds are realized by the Newco Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Newco Protected Parties as a result of such claim, or (ii) any amounts are recovered by the Newco Protected Parties from third Persons.
Section 1.79    Indemnification Procedures    .
(a)    The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide Notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim (a “Claim Notice”). Notwithstanding anything in this Article VIII to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

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(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any Claims brought against the Indemnified Party that are covered by the indemnification under this Article VIII, including the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the AMID Protected Parties) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
(c)    The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any Claims covered by the indemnification under this Article VIII, including the prompt furnishing to the Indemnifying Party of any correspondence or other Notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the pursuant to this Section 8.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any Claims covered by the indemnification set forth in this Article VIII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense. In addition, in no event shall an AMID Protected Party be required to file a claim against any of the AMID Protected Parties in order seek indemnification under Section 8.2(a).
(d)    The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.
(e)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEPT TO THE EXTENT RECOVERED IN A CLAIM BY A THIRD PARTY.
Section 1.80
TERMINATION

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Section 1.81    Termination    . This Agreement may be terminated at any time before the Closing Date:
(a)    by written agreement of AMID and Newco;
(b)    by AMID or Newco, if the transactions contemplated hereby have not been consummated on or before January 9, 2014 (as such date may be extended by written agreement of AMID and Newco, the “End Date”), provided that such failure is not due to the failure of AMID to comply in all material respects with its obligations under this Agreement (if AMID is seeking to terminate this Agreement) or due to the failure of Newco or Newco and its Affiliates failure to cause the Blackwater Entities to comply in all material respects with their obligations under this Agreement (if Newco is seeking to terminate this Agreement);
(c)    by AMID:
(i)    if any of the conditions set forth in Article VI have become impossible to fulfill on or prior to the End Date (provided that such failure is not due to the failure of AMID to comply in all material respects with its obligations under this Agreement), and such conditions have not been waived by AMID; or
(ii)    in the event of any breach in any material respect by Newco or the Blackwater Entities of any of Newco’s or the Blackwater Entities’ representations, warranties, covenants, or agreements contained in this agreement, and, in the case of breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, has not been cured prior to the first to occur of (A) 5:00 p.m. (Eastern time) on the date that is 10 days following receipt by the breaching party of written notice of such breach and (B) the End Date;
(d)    by Newco:
(i)    if any of the conditions set forth in Article VII have become impossible to fulfill on or prior to the End Date (provided that such failure is not due to the failure of Newco or Newco and its Affiliates failure to cause the Blackwater Entities to comply in all material respects with their obligations under this Agreement) and such conditions have not been waived by Newco; or
(ii)    in the event of any breach in any material respect by AMID of any of AMID’s representations, warranties, covenants, or agreements contained in this agreement, and, in the case of breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, has not been cured prior to the first to occur of (A) 5:00 p.m. (Eastern time) on the date that is 10 days following receipt by the breaching party of written notice of such breach and (B) the End Date.
Section 1.82    Procedure and Effect of Termination    . Upon termination of this Agreement by AMID or Newco under Section 9.1, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate without further action by any of the parties. If this

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Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except to the extent the termination is the result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching party may pursue any legal or equitable remedies to which it may be entitled.
Section 1.83
GENERAL PROVISIONS
Section 1.84    Fees and Expenses    . Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all actions taken in preparation for carrying this Agreement into effect.
Section 1.85    Amendment and Modification    . This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto at the time of the amendment, modification or supplement.
Section 1.86    Extension    . The parties hereto may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 1.87    Waiver    . The parties hereto may, to the extent permitted by Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 1.88    Notices    . Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:
(a)    if to Newco or Blackwater, to:
AL Blackwater, LLC

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c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: General Counsel
Telephone: (617) 531-6300
Facsimile: (617) 867-4698

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, TX 78701
Attention: Laura Tyson
Facsimile: 512-322-2556

(b)    if to AMID or Merger Sub, to:
American Midstream Partners, LP
1614 15th Street, Suite 300
Denver, CO 80202
Attention: General Counsel
Telephone: (720) 457-6075
Facsimile: (720) 457-6040

and with a copy (which shall not constitute notice) to:

Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
Attention: Lucy Schlauch Stark
Facsimile: 303-291-9145
Email: mlstark@hollandhart.com

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 1.89    Interpretation    . When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed

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to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
Section 1.90    Entire Agreement    . This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties hereto or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 1.91    No Third-Party Beneficiaries    . Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns, and the Conflicts Committee, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 1.92    Governing Law    .
(a)    This Agreement shall be construed and enforced in accordance with the Applicable Law of the State of Delaware without giving effect to the choice of law principles thereof. Each party hereto consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the State of Delaware.
(b)    Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with this Agreement).
Section 1.93    Assignment; Successors    . Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of AMID (in the case of an assignment by Blackwater or Newco) or Newco (in the case of an assignment by AMID or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

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Section 1.94    Enforcement    . The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 1.95    Currency    . All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 1.96    Severability    . Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 1.97    Waiver of Jury Trial    . EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 1.98    Counterparts    . This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.
Section 1.99    Electronic Signature    . This Agreement may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.
Section 1.100    Time of Essence    . Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

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Section 1.101    No Presumption Against Drafting Party    . Each of Newco, Blackwater, AMID and Merger Sub acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

AL BLACKWATER, LLC

By:    ArcLight Energy Partners Fund V, L.P.,
its sole member

By:    ArcLight PEF GP V, LLC,
its General Partner

By:    ArcLight Capital Holdings, LLC,
its Manager

By:    /s/ Daniel R. Revers
Daniel R. Revers
Manager

BLACKWATER MIDSTREAM HOLDINGS LLC

By:    /s/ Daniel R. Revers
Daniel R. Revers
President

Signature Page to Agreement and Plan of Merger

Exhibit 2.1

AMERICAN MIDSTREAM PARTNERS, LP

By:    American Midstream GP, LLC,
its general partner

By: /s/ William B. Mathews
Name: William B. Mathews
Title: VP, General Counsel and Secretary

BLACKWATER MERGER SUB, LLC

By:    American Midstream, LLC
its sole member

By:    American Midstream Partners, LP,
its sole member

By:    American Midstream GP, LLC,
its general partner

By: /s/ Daniel C. Campbell
Name: Daniel C. Campbell
Title: SVP and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

Exhibit 2.1

EXHIBIT A

Form of Certificate of Merger

(See Attached)

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SCHEDULE 2.5

Officers

Title	Officer
President and Chief Executive Officer	Michael D. Suder
Executive Vice President	Stephen W. Bergstrom
Executive Vice President	Matthew W. Rowland
Executive Vice President	Daniel C. Campbell
Vice President and Chief Operating Officer	Dale T. Chatagnier
Vice President and Chief Commercial Officer	Francis A. Marrocco
Director of Accounting and Chief Financial Officer	Donald St. Pierre
Vice President of Commercial Services	Ryan Rupe
Vice President of Legal Affairs, General Counsel and Secretary	William B. Mathews
Vice President and Corporate Controller	Thomas L. Brock
Assistant Secretary	Christine Miller
Assistant Secretary	Mary Janiszewski